EXHIBIT 99.1
                                  NEWS RELEASE

                     Investor Relations Contact: Susan Spratlen   (972) 444-9001

                   Pioneer Reports Second Quarter 2001 Results

Dallas, Texas, July 27, 2001 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) (TSE:PXD) today announced financial and operating results for the second quarter of 2001.

Second Quarter Results

Pioneer reported net income of $28.3 million, or $0.28 per share on a diluted basis, for the second quarter of 2001. Second quarter net income included a $1.5 million gain on the disposition of assets and a $9.3 million mark-to-market gain primarily related to derivatives not treated as hedges. Earnings as adjusted for the above items were $17.6 million or $0.18 per share. For the same period last year, Pioneer reported a net loss of $16.1 million or $0.16 per share. Cash flow from operations for the second quarter of 2001 was $135.3 million compared to $122.2 million for the second quarter of 2000.

Scott D. Sheffield, Chairman and CEO stated, "We are pleased with our accomplishments during the second quarter. We increased production 6% over the prior quarter, sanctioned two high-impact development projects, completed five successful exploration wells, and continued an aggressive hedging program to lock in returns and protect cash flow. We plan to drill three key exploration wells during the second half of the year and continue to move ahead with the development of Canyon Express, Devils Tower and Sable to achieve our targets for production growth in 2002 and 2003."

Second quarter oil sales averaged 34,482 barrels per day (BPD) and natural gas liquid sales averaged 21,546 BPD. Natural gas sales in the second quarter averaged 366 million cubic feet per day (MMcfpd). On a barrel oil equivalent
(BOE) basis, total sales averaged 117,047 BPD. Realized prices for oil and natural gas liquids for the second quarter were $24.74 and $19.29 per barrel, respectively. The realized price for natural gas was $3.10 per thousand cubic feet (Mcf).

Second quarter production costs averaged $4.88 per BOE, a $0.71 per BOE decrease compared to the first quarter. The decrease primarily resulted from reductions in field fuel costs and production taxes due to lower gas prices. Exploration and abandonment costs of $46.6 million for the quarter included $16.0 million of geologic and geophysical expenses including seismic costs, $2.2 million of non-cash leasehold abandonments including expired leases, and $28.4 million of exploration costs. More exploratory wells were drilled during the quarter than were originally scheduled, causing total exploration and abandonment costs to exceed forecasts for the quarter. Several wells were drilled earlier than originally scheduled, and one unscheduled well was drilled in Tunisia. As a result of the accelerated schedule, fewer wells will be drilled during the last half of the year reducing potential exploration and abandonment costs.

For the same quarter last year, Pioneer reported oil sales of 33,404 BPD, natural gas liquids sales of 23,520 BPD and natural gas sales of 381 MMcfpd. Realized prices for the 2000 second quarter were $22.59 per barrel for oil, $18.37 per barrel for natural gas liquids and $2.60 per Mcf for natural gas.

Six Month Results

For the six months ended June 30, 2001, Pioneer reported net income of $96.3 million, or $0.97 per share on a diluted basis. Excluding a gain of $8.8 million on the disposition of assets and a $.5 million mark-to-market gain primarily related to derivatives not treated as hedges, profits as adjusted were $87.0 million or $0.87 per share. For the same period last year, Pioneer reported a net loss of $1.3 million, or $0.01 per share. Cash flow from operations for the six- month period was $267.1 million compared to $169.4 million for the same period in 2000.

Six-month oil sales averaged 34,809 BPD and natural gas liquids sales were 20,989 BPD. Natural gas sales were 349 MMcfpd. On a BOE basis, total sales averaged 114,047 BPD. Six-month realized price for oil increased from the prior year period to $24.89 per barrel. Realized price for natural gas liquids was $20.94 per barrel. Realized price for natural gas was $3.80 per Mcf. For the first half of 2000, Pioneer reported oil sales of 34,082 BPD, natural gas liquids sales of 23,093 BPD and natural gas sales of 370 MMcfpd. Realized prices for the 2000 six-month period were $22.51 per barrel for oil, $18.68 per barrel for natural gas liquids and $2.29 per Mcf for natural gas.

Financial Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

Third quarter production is expected to average 117 to 120 MBPD on an oil equivalent basis. Third quarter lease operating expenses (including production and ad valorem taxes) are expected to average $4.60 to $4.80 per BOE based on today's NYMEX strip prices for oil and natural gas. Depreciation, depletion and amortization is expected to average $5.30 to $5.60 per BOE. Total exploration and abandonment expense is expected to be $15 million to $35 million. Three Gulf of Mexico exploration wells are scheduled during the third quarter on the Malta and Ozona Deep prospects and an appraisal well on the Stirrup discovery. General and administrative expense is expected to be approximately $9 million. Interest expense is expected to be $34 million to $35 million, including approximately $3 million of non-cash interest. The effective tax rate is expected to be approximately 5% of pre-tax income as the Company benefits from the carryforward of prior years' net operating losses in the U.S. and Canada. For the third quarter of 2001, cost incurred is expected to range from $115 million to $125 million.

The Company has oil and natural gas hedges that will impact third quarter and future period realizations. These hedges are summarized in the attached schedules.

Earnings Conference Call

On Friday, July 27, 2001, at 9:00 a.m. Central, investors will have the opportunity to listen to the second quarter earnings call and view a presentation over the Internet via Pioneer's website located at http://www.pioneernrc.com. At the website, select the "Investors" button at the top of the page; then select "Earnings Calls" from the list across the bottom of the page. To listen to the live call, please go to the website approximately ten minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available on the website shortly after the call. Alternately, you may dial (800) 314-7867 (confirmation code: 424086) to listen to the conference call and view the accompanying visual presentation at the Internet address above. A telephone replay will be available by dialing (888) 203-1112--confirmation code: 424086.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Financial statements and schedules attached.

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

                                    PIONEER NATURAL RESOURCES COMPANY

                                  CONDENSED CONSOLIDATED BALANCE SHEETS
                                              (in thousands)
                                               (Unaudited)

                                                     June 30,      December 31,
                                                       2001            2000
                                                    -----------    -----------
ASSETS

Current assets:
  Cash and cash equivalents                         $    18,227    $    26,159
  Accounts receivable                                   102,682        125,654
  Inventories                                            15,068         14,842
  Deferred income taxes                                   5,600          4,800
  Other current assets                                   59,642         19,936
                                                     ----------     ----------
       Total current assets                             201,219        191,391
                                                     ----------     ----------
Property, plant and equipment, at cost:
  Oil and gas properties, using the successful
     efforts method of accounting                     3,611,183      3,417,094
  Accumulated depletion, depreciation
     and amortization                                (1,003,926)      (902,139)
                                                     ----------     ----------
                                                      2,607,257      2,514,955
                                                     ----------     ----------
Deferred income taxes                                    83,611         84,400
Other assets, net                                       169,967        163,689
                                                     ----------     ----------
                                                    $ 3,062,054    $ 2,954,435
                                                     ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                  $   116,246    $   102,275
  Interest payable                                       39,056         38,142
  Other current liabilities                              91,382         76,097
                                                     ----------     ----------
       Total current liabilities                        246,684        216,514
                                                     ----------     ----------
Long-term debt, less current maturities               1,572,227      1,578,776
Other noncurrent liabilities                            179,656        225,740
Deferred income taxes                                    24,485         28,500
Stockholders' equity                                  1,039,002        904,905
                                                     ----------     ----------
                                                    $ 3,062,054    $ 2,954,435
                                                     ==========     ==========

                        PIONEER NATURAL RESOURCES COMPANY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)
                                   (Unaudited)

                                                     Three months ended        Six months ended
                                                           June 30,                 June 30,
                                                   ----------------------    ---------------------
                                                      2001        2000          2001       2000
                                                   ---------   ----------    ---------   ---------
Revenues:
   Oil and gas                                     $ 218,611   $  197,947    $ 476,597   $ 372,322
   Interest and other                                 10,955        5,186       16,122       8,941
   Gain (loss) on disposition of assets, net           1,472       (4,779)       8,765       3,593
                                                    --------     --------     --------    --------
                                                     231,038      198,354      501,484     384,856
                                                    --------     --------     --------    --------
Costs and expenses:
   Oil and gas production                             51,974       43,140      107,776      86,262
   Depletion, depreciation and amortization  -
     oil and gas                                      54,025       49,713      102,070      97,611
   Depletion, depreciation and amortization -
     other                                             3,371        3,836        7,487       7,846
   Exploration and abandonments                       46,583       27,696       69,466      40,771
   General and administrative                          8,005        6,963       18,453      16,722
   Interest                                           34,260       41,863       69,876      81,618
   Other                                               1,874       30,486       27,091      44,899
                                                    --------     --------     --------    --------
                                                     200,092      203,697      402,219     375,729
                                                    --------     --------     --------    --------
Income (loss) before income taxes and
   extraordinary item                                 30,946       (5,343)      99,265       9,127
Income tax (provision) benefit                        (2,608)       1,600       (3,008)      1,900
                                                    --------     --------     --------    --------
Income (loss) before extraordinary item               28,338       (3,743)      96,257      11,027
Extraordinary item - loss on early extinguishment
   of debt, net of tax                                   -        (12,318)         -       (12,318)
                                                    --------     --------     --------    --------
Net income (loss)                                  $  28,338   $  (16,061)   $  96,257   $  (1,291)
                                                    ========    =========     ========    ========
Net income (loss) per share:
   Basic:
     Income (loss) before extraordinary item       $     .29   $     (.04)   $     .98   $     .11
     Extraordinary item                                  -           (.12)         -          (.12)
                                                    --------     --------     --------    --------
       Net income (loss)                           $     .29   $     (.16)   $     .98   $    (.01)
                                                    ========    =========     ========    ========
   Diluted:
     Income (loss) before extraordinary item       $     .28   $     (.04)   $     .97   $     .11
     Extraordinary item                                  -           (.12)         -          (.12)
                                                    --------     --------     --------    --------
       Net income (loss)                           $     .28   $     (.16)   $     .97   $    (.01)
                                                    ========    =========     ========    ========
Weighted average shares outstanding:
   Basic                                              98,337       99,683       98,358      99,923
                                                    ========     ========     ========    ========
   Diluted                                            99,700      100,092       99,709     100,187
                                                    ========     ========     ========    ========

                        PIONEER NATURAL RESOURCES COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (Unaudited)


                                                      Three months ended        Six months ended
                                                           June 30,                  June 30,
                                                     ---------------------    ---------------------
                                                       2001        2000          2001       2000
                                                     ---------   ---------    ---------   ---------

Cash flows from operations:
   Net income (loss)                                 $  28,338   $ (16,061)   $  96,257   $  (1,291)
   Depletion, depreciation and amortization             57,396      53,549      109,557     105,457
   Exploration and abandonments                         40,985      20,320       62,832      30,052
   Deferred income taxes                                   138      (2,400)      (4,662)     (3,900)
   (Gain) loss on disposition of assets, net            (1,472)      4,779       (8,765)     (3,593)
   Interest related amortization                         2,889       3,239        5,887       6,388
   Derivative mark-to-market                            (9,278)     28,471         (525)     41,958
   Extraordinary item - loss on early
     extinguishment of debt                                -        12,318          -        12,318
   Other noncash items                                   1,946         902        3,752       1,930
   Changes in operating assets and liabilities:
      Accounts receivable                                1,605      19,857       28,054         907
      Inventories                                       (2,036)     (2,130)        (912)     (2,320)
      Other current assets                                 922       2,644       (5,032)      1,995
      Accounts payable                                   6,750        (697)     (18,857)    (14,460)
      Interest payable                                     194      10,724          914       2,212
      Other current liabilities                          6,953     (13,350)      (1,436)     (8,287)
                                                      --------    --------     --------    --------
Net cash provided by operating activities              135,330     122,165      267,064     169,366
Net cash used in investing activities                 (138,689)    (42,921)    (227,490)    (82,855)
Net cash provided by (used in) financing activities      3,184     (74,024)     (47,364)    (82,936)
                                                      --------    --------     --------    --------
Net increase (decrease) in cash and cash equivalents      (175)      5,220       (7,790)      3,575
Effect of exchange rate changes on cash
   and cash equivalents                                     97         (87)        (142)        (94)
Cash and cash equivalents, beginning
   of period                                            18,305      33,136       26,159      34,788
                                                      --------    --------     --------    --------
Cash and cash equivalents, end of period             $  18,227   $  38,269    $  18,227   $  38,269
                                                      ========    ========     ========    ========

                        PIONEER NATURAL RESOURCES COMPANY

                        SUMMARY PRODUCTION AND PRICE DATA


                                                      Three months ended        Six months ended
                                                            June 30,                 June 30,
                                                     ---------------------    ---------------------
                                                       2001         2000         2001       2000
                                                     ---------   ---------    ---------   ---------
Average Daily Production:
   Oil (Bbls) -                       U.S.              23,913      24,300       24,279      25,051
                                      Argentina          9,727       8,317        9,687       8,221
                                      Canada               842         787          843         810
                                                     ---------   ---------    ---------   ---------
                                      Total             34,482      33,404       34,809      34,082

   Natural gas liquids (Bbls) -       U.S.              19,968      21,988       19,447      21,712
                                      Argentina            569         557          543         502
                                      Canada             1,009         975          999         879
                                                     ---------   ---------    ---------   ---------
                                      Total             21,546      23,520       20,989      23,093

   Gas (Mcf) -                        U.S.             214,351     229,520      211,530     231,798
                                      Argentina         98,934     104,473       89,536      94,718
                                      Canada            52,831      47,497       48,427      43,833
                                                     ---------   ---------    ---------   ---------
                                      Total            366,116     381,490      349,493     370,349

Total Production:
   Oil (MBbls)                                           3,138       3,040        6,300       6,203
   Natural gas liquids (MBbls)                           1,961       2,140        3,799       4,203
   Gas (MMcf)                                           33,316      34,716       63,258      67,403
   Equivalent barrels (MBOE)                            10,651      10,966       20,642      21,640

Average Price*:
   Oil (per Bbl) -                    U.S.           $   24.39   $   20.86    $   24.82   $   20.43
                                      Argentina      $   25.68   $   27.38    $   25.14   $   28.40
                                      Canada         $   23.88   $   25.35    $   23.85   $   27.28
                                      Average        $   24.74   $   22.59    $   24.89   $   22.51

   Natural gas liquids (per Bbl) -    U.S.           $   18.78   $   18.12    $   20.59   $   18.48
                                      Argentina      $   22.60   $   23.58    $   24.70   $   21.72
                                      Canada         $   27.34   $   20.99    $   25.86   $   21.67
                                      Average        $   19.29   $   18.37    $   20.94   $   18.68

   Gas (per Mcf) -                    U.S.           $    3.93   $    3.24    $    4.75   $    2.76
                                      Argentina      $    1.34   $    1.20    $    1.30   $    1.16
                                      Canada         $    3.03   $    2.55    $    4.29   $    2.26
                                      Average        $    3.10   $    2.60    $    3.80   $    2.29

* Average prices include the effects of commodity hedges.


                        PIONEER NATURAL RESOURCES COMPANY
                            SUPPLEMENTAL INFORMATION
                                 (in thousands)
                                   (Unaudited)

     Discretionary cash flow and EBITDAX (as defined below) are presented herein because of their wide acceptance as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. Discretionary cash flow and EBITDAX should not be considered as alternatives to net cash provided by operating activities, net income (loss) or income (loss) from continuing operations, as defined by generally accepted accounting principles. Discretionary cash flow and EBITDAX should also not be considered as indicators of the Company's financial performance, as alternatives to cash flow, as measures of liquidity or as being comparable to other similarly titled measures of other companies.

                                                  Three months ended       Six months ended
                                                        June 30,               June 30,
                                                ---------------------    ---------------------
                                                   2001        2000         2001       2000
                                                ---------   ---------    ---------   ---------
Discretionary cash flows*:

   Net income (loss)                            $  28,338   $ (16,061)   $  96,257   $  (1,291)
   Depletion, depreciation and amortization        57,396      53,549      109,557     105,457
   Exploration and abandonments                    46,583      27,696       69,466      40,771
   Deferred income taxes                              138      (2,400)      (4,662)     (3,900)
   (Gain) loss on disposition of assets, net       (1,472)      4,779       (8,765)     (3,593)
   Interest related amortization                    2,889       3,239        5,887       6,388
   Derivative mark-to-market                       (9,278)     28,471         (525)     41,958
   Extraordinary item - loss on early
     extinguishment of debt                           -        12,318          -        12,318
   Other noncash items                              1,946         902        3,752       1,930
                                                ---------    --------     --------    --------

      Discretionary cash flow                   $ 126,540   $ 112,493    $ 270,967   $ 200,038
                                                 ========    ========     ========    ========
-------------

* Discretionary cash flows equal cash flows from operations before working capital changes and exploration and abandonments.

EBITDAX**:

   Net income (loss)                            $  28,338   $ (16,061)   $  96,257   $  (1,291)
   Depletion, depreciation and amortization        57,396      53,549      109,557     105,457
   Exploration and abandonments                    46,583      27,696       69,466      40,771
   Consolidated interest expense                   34,260      41,863       69,876      81,618
   Consolidated income taxes                        2,608      (1,600)       3,008      (1,900)
   (Gain) loss on disposition of assets, net       (1,472)      4,779       (8,765)     (3,593)
   Derivative mark-to-market                       (9,278)     28,471         (525)     41,958
   Extraordinary item - loss on early
     extinguishment of debt                           -        12,318          -        12,318
   Other noncash expenses                             652       1,086        1,519       2,126
                                                 --------    --------     --------    --------

                                                $ 159,087   $ 152,101    $ 340,393   $ 277,464
                                                 ========    ========     ========    ========
-------------
**  "EBITDAX"   represents   earnings   before   depletion,   depreciation   and
    amortization expense;  impairment of oil and gas properties; exploration and abandonments; consolidated interest expense; consolidated income taxes; gain or loss  on the  disposition  of assets;  extraordinary  items;  and,  other noncash expenses.


                        PIONEER NATURAL RESOURCES COMPANY
                            SUPPLEMENTAL INFORMATION

                             Hedge Positions - Oil*



                                                  2001                            2002                   2003
                                     -----------------------------   -----------------------------   -------------
                                                                                                        First &
                                         Third          Fourth           First          Second           Second
                                        Quarter         Quarter         Quarter         Quarter         Quarters
                                     -------------   -------------   -------------   -------------   -------------

Daily oil production:

  Swaps:
  Volume (Bbl)  ...................         25,033          16,641         10,000                            6,000
  NYMEX price   ...................  $       28.75   $       28.37   $      27.20                    $       24.02

  Collars:
  Volume (Bbl)  ...................          2,000           2,000         10,000           10,000
  NYMEX price   ...................  $25.00-$31.43   $25.00-$31.43   $25.00-$28.56   $25.00-$28.56

  Total Oil - % Hedged.............            74%             48%            56%              28%             11%



                             Hedge Positions - Gas*

                                                  2001                   2002            2003             2004
                                     -----------------------------   -------------   -------------   -------------

                                         Third          Fourth
                                        Quarter         Quarter
                                     -------------   -------------
Daily gas production:

  Swaps:
  New Volume (Mcf).................         75,000          71,685        142,500          180,000         190,000
  NYMEX Price (MMBtu)..............  $        5.50   $        5.65   $       4.35    $        4.00   $        4.00
  Existing Volume (Mcf)............         49,223          49,223
  NYMEX Price** (MMBtu)............  $        2.50   $        2.50

  Collars:
  New Volume (Mcf).................                                        20,000
  NYMEX Price** (MMBtu)............                                  $ 4.50-$6.00
  Existing Volume (Mcf)............         54,482          54,482
  NYMEX Price** (MMBtu)............  $  2.25-$2.90   $  2.25-$2.90

  N. Amer. Gas - % Hedged..........            66%             66%            52%              48%             52%


* Hedge positions are as of July 26, 2001.
**Approximate, based on historical differentials to index prices.
